Exhibit 99.1

Callon Petroleum Company Announces Pricing of Upsized $400 Million Placement of Senior Unsecured Notes

NATCHEZ, Miss., September 15, 2016 — Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today announced the pricing of its private placement to eligible purchasers under Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”), of $400 million aggregate principal amount of 6.125% senior unsecured notes due 2024 (the “Notes”) at par. This represents an increase of $50 million over the aggregate principal amount previously announced. The private placement is expected to close on October 3, 2016, subject to market and other customary closing conditions.

The Company intends to use the net proceeds of the offering to repay amounts borrowed under its second lien term loan and for general corporate purposes, including for a potential increase in drilling activity. The Notes will be initially guaranteed on a senior unsecured basis by the Company’s wholly-owned subsidiary, Callon Petroleum Operating Company, and may be guaranteed by certain future subsidiaries.

The securities to be sold have not been registered under the Securities Act or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes are expected to be eligible for trading by qualified institutional buyers in the United States under Rule 144A under the Securities Act and outside the United States pursuant to Regulation S under the Securities Act.

This press release is being issued pursuant to Rule 135c under the Securities Act and is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Callon Petroleum Company

Callon is an independent energy company focused on the acquisition, development, exploration, and operation of oil and gas properties in the Permian Basin in West Texas.

Cautionary Statement Regarding Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that the Company assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the Company’s management. Information concerning these risks and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, available on the Company’s website or the SEC’s website at www.sec.gov.

For further information contact:

Joe Gatto

President, Chief Financial Officer and Treasurer

1-800-451-1294